Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT:  Kate Connelly
          Joe Kopec
          The Dilenschneider Group
          312-553-0700


                  MERCURY FINANCE SECURES SHORT TERM FINANCING


     CHICAGO, Feb. 10 -- Mercury Finance Company (NYSE: MFN) announced today that it has secured $50 million in short term financing from the Bank of America. The financing is secured by the company's assets. "These funds will enable Mercury to operate while a long term financing facility is being put together," said William A. Brandt, Jr., president and chief executive officer. Funds will be used to meet day to day operating expenses of the business and to cover interest payments that are coming due in the next few weeks.

     The company continues to work diligently toward completing longer term financing arrangements to raise funds to cover the principal and interest obligations that have matured and to reestablish a stable financial footing for the business going forward.

     Mercury Finance Company and its insurance subsidiaries are cooperating with regulatory authorities and continue to operate independently within normal regulatory structures and requirements. Mercury continues to serve customers at all of its locations nationwide.

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